SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 1, 2008
MILESTONE SCIENTIFIC INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-26284	13-3545623

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07034

(Address of principal executive office) (Zip Code)
Registrant’s telephone number, including area code (973) 535-2717
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(b)     On January 3, 2008, Arthur Goldberg, our current Acting Chief Financial Officer, indicated his intent to resign from his financial post to pursue a new career opportunity. Consequently, we have initiated a search for a new CFO. Mr. Goldberg has agreed to remain in our employment for a limited period to assist in this transition and, after his departure, will provide ongoing support.
(e)     Effective January 1, 2008, Milestone Scientific Inc. (the “Company”) terminated its existing Employment Agreement with Leonard Osser, dated December 30, 2003, and entered into a new Employment Agreement with Mr. Osser (the “New Agreement”). Under the New Agreement, Mr. Osser shall serve as the Chairman of the Board of Directors and as an executive officer of the Company. Mr. Osser shall assist the Company and the Chief Executive Officer of the Company in their (i) management and oversight of vendors in China and other key vendors, (ii) arranging for and consummating financing transactions and (iii) conducting investor relations. Mr. Osser shall also oversee ongoing patent infringement cases in China. Mr. Osser’s duties shall include necessary travel related to the foregoing. Mr. Osser shall report to, and be subject to, the direction of the Company’s Board of Directors with such duties and responsibilities as are commensurate with his title and position. Mr. Osser shall work on a part time basis and shall devote such time, energy and attention as is necessary to the business of the Company. Mr. Osser shall be entitled to annual compensation of $200,000, payable one-half in cash in accordance with the Company’s usual executive compensation arrangements and payable one-half in the Company’s common stock valued at a closing price of such stock on January 31st of each year with respect to the then current year. Mr. Osser shall also be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in his performance as Chairman, in addition to other general employee benefits. The term of the Agreement shall end on December 31, 2012, unless earlier terminated pursuant to the Agreement.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILESTONE SCIENTIFIC INC.
	By:	/s/ Joe W. Martin
Joe W. Martin
Dated: January 4, 2008		Chief Executive Officer

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